UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2008

VWR Funding, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	333-124100	56-2445503
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1310 Goshen Parkway P.O. Box 2656 West Chester, PA	19380
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 431-1700

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.02 Results of Operations and Financial Condition

Section 7 — Regulation FD

Item 7.01 Regulation FD Disclosure

As previously announced, on Monday, May 19, 2008, at 9:00 a.m. (Eastern Time), members of the senior management of VWR Funding, Inc. (the “Company”) will hold a teleconference to discuss the Company’s financial results for the quarter ended March 31, 2008. A copy of the press release issued by the Company on May 7, 2008, which provides information regarding the teleconference, was attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 7, 2008.

Management’s presentation will contain a discussion of certain non-GAAP financial measures described below.

EBITDA

Management’s presentation will contain a discussion of earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the three months ended March 31, 2008 and 2007. EBITDA is a non-GAAP financial measure. Accordingly, the table presented below reconciles this non-GAAP measure to net (loss) income for each of the periods referenced above. Net (loss) income is the most comparable GAAP measure of our operating results presented in the Company’s condensed consolidated financial statements.

EBITDA should not be considered as an alternative to net (loss) income or any other GAAP measure of performance or liquidity. Our calculation of EBITDA eliminates the effect of charges primarily associated with financing decisions, tax regulations and capital investments. EBITDA is a key financial metric used by the Company’s investors and management to evaluate and measure the Company’s operating performance.

The presentation in the table under “Predecessor” includes the results of the Company prior to the consummation of the merger on June 29, 2007 (the “Merger”) pursuant to which the Company was acquired (on that date) by affiliates of Madison Dearborn Partners, LLC. The Merger has been reflected as of June 30, 2007 and the presentation in the table under “Successor” includes results of the Company after giving effect to the consummation of the Merger. As a result of the Merger and the related purchase accounting, the Predecessor and Successor financial statements are not comparable.

EBITDA
(US dollars in millions)

Reconciliation of Reported Net (Loss) Income to EBITDA

	Successor	Predecessor
	Three Months	Three Months
	Ended	Ended
	March 31, 2008	March 31, 2007
Net (loss) income	$(56.8)	$12.9
Income tax (benefit) provision	(40.9)	8.0
Interest expense, net	63.2	35.7
Depreciation and amortization	28.0	10.0

EBITDA	$(6.5)	$66.6

As noted in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, the Company recorded certain significant charges during the three months ended March 31, 2008. As a result of a change in our capital structure related to the Merger, we have a significant amount of foreign-denominated debt obligations recorded on our U.S. dollar-denominated balance sheet. As a result, the Company’s operating results and EBITDA are exposed to foreign currency translation risk with respect to this indebtedness. The Company’s results for the three months ended March 31, 2008, include pre-tax net unrealized exchange losses of $74.0 million, primarily due to the strengthening of the Euro against the U.S. dollar. There was no such significant item recognized during the quarter ended March 31, 2007.

In addition, during the three months ended March 31, 2007 the Company recorded transaction expenses associated with the Merger of $0.4 million, severance and related charges of $0.4 million and non-cash equity compensation expense of $0.6 million. Charges for severance and related expenses and non-cash equity compensation aggregated $1.3 million and $1.1 million, respectively, during the three-months ended March 31, 2008.

Net Debt

Management’s presentation will contain a discussion of net indebtedness (“Net Debt”) as of March 31, 2008. Net Debt is a non-GAAP financial measure. Accordingly, the table presented below reconciles this non-GAAP measure to total debt as of March 31, 2008. Total debt is the most comparable GAAP measure presented in the Company’s condensed consolidated financial statements.

Net Debt should not be considered as an alternative to total debt or any other GAAP measure of indebtedness or financial condition. Our calculation of Net Debt reduces our total debt by the amount of cash and cash equivalents on hand as well as by our compensating cash balance. As noted in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, we account for our global cash pooling arrangement on a gross basis. Consequently, our total debt balance as of March 31, 2008 includes $97.1 million of aggregate bank overdrafts for certain subsidiaries participating in our global cash pooling arrangement. Net Debt is an important financial metric used by the Company’s creditors, investors and management to evaluate and measure the Company’s financial condition.

March 31, 2008

Total debt	$2,917.4
Cash and cash equivalents	(35.0)
Compensating cash balance	(97.1)

Net Debt	$2,785.3

During the quarter ended March 31, 2008, our Net Debt increased by approximately $85.7 million primarily attributable to unrealized foreign currency translation losses with respect to the Euro.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VWR Funding, Inc.

Date: May 13, 2008

By: /s/ Gregory L. Cowan
Name: Gregory L. Cowan
Title: Vice President and Corporate Controller

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